Exhibit 10.14

Consulting Agreement

between

HYPERSOLAR, INC. and GreenTech Development Corporation

This Consulting Agreement (“Agreement”) is entered into this September 19, 2018 (the “Effective Date”) by and between HyperSolar, Inc., a Nevada corporation, (“Company”) with its principal address at 510 Castillo St., Suite 320, Santa Barbara, CA 93101 and GreenTech Development Corporation, a Wyoming Corporation, (“Consultant”) with their principal address at 30 N. Gould St., Suite R, Sheridan, WY 82801.

Section 1. Hiring of Consultant. This Agreement shall commence on the Effective Date and continue until terminated in accordance herewith. This Agreement may be terminated by either party at any time, for any or no reason, by written notice to the other party not less than thirty (30) days prior to the effective date of termination. In the event of such termination, Company will be obligated to pay Consultant any outstanding fees and expenses due under this Agreement only for or in connection with such services actually completed by Consultant and reasonably acceptable to Company as of the date of termination notice.

Section 2. Duties. Consultant shall be available to consult with and perform the following duties for Company concerning the business and technology of Company:

a.	Advise company on the development and commercialization of the Company’s technology

b.	Aid in the solicitation and acquisition of the financing for the development and commercialization of the Company’s technology, and the ongoing operations of the Company.

c.	Help seek and identify potential engineering and construction firms that are qualified to design and build a pilot plant to test and operate the Company’s technology in a steady state condition, and to negotiate the Company’s arrangement with the chosen firm.

d.	Aid in the identification of and the establishment of a contractual relationship with a host company with which the Company can establish and operate its pilot plant.

e.	Advise the CEO in the allocation of Company resources and in any other function that the CEO chooses.

The Company shall pay Consultant the fees set forth in this Agreement for making its professionals available to consult with Company. Consultant will determine the method, details, and means of performing the above-described services. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall at all times comply with all applicable laws and Company’s safety rules in the course of performing the services.

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Section 3. Status of Consultant. Employees of the Consultant shall be treated as an independent contractor, and not as employees, partners, agents, or principals of Company, and shall not be entitled to the rights or benefits afforded to Company’s employees, including disability or unemployment insurance, workers’ compensation, medical insurance, sick leave, or any other employment benefit. Consultant shall be responsible for providing disability, unemployment, and other insurance, workers’ compensation, training, permits, and licenses for its own employees and subcontractors. Consultant shall be responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Company to Consultant for services under this Agreement. On request, Consultant will provide Company with proof of timely payment in the form of a written confirmation by a Certified Public Accountant that Consultant has paid such taxes on a timely basis. Consultant agrees to indemnify Company for any claims, costs, losses, fees, penalties, interest, or damages suffered by Company resulting from Consultant’s failure to comply with this provision.

Section 4 . Compensation.

As consideration for the Consultant’s undertaking to be available to provide the services described above, Company agrees to pay to Consultant a monthly retainer of $10,000 payable at the first of each month. Furthermore, Consultant may be paid additional bonus compensation based on its performance, at the sole discretion of the Company. Consultant shall seek the advice and counsel of a certified public accountant, tax attorney, or other tax adviser with respect to the tax consequences of the foregoing provisions. Company makes no representations in that regard. All fees paid hereunder are Consultant’s sole compensation for rendering the services to Company.

Section 5. Product and Project Development.

Company’s actual development of any given project and/or product shall be contingent on (i) regulatory issues and financial concerns; and (ii) Company’s subjective determinations to be made in its sole discretion as to economic viability, availability of financing, marketplace desirability, competition in the marketplace, and aesthetic appeal, and such other factors as Company deems pertinent, in the exercise of its sole discretion. Company has and shall continue to have the absolute unqualified and unfettered right to decline to develop, advance, or pursue any given project(s) and/or product(s). Nothing contained in this agreement shall give rise to an obligation or duty on the part of Company to actually engage in the development, advancement, or pursuit of any given project(s) and/or product(s) or to assign to Consultant any tasks related thereto. Company shall suffer no liability, penalty, or other adverse consequence if Company, in the exercise of its sole and unfettered discretion, abandons or otherwise declines to develop, advance, or pursue any given project. Company disclaims any and all representations and/or warranties, express or implied, as to whether any such project(s) and/or product(s) will actually be developed, advanced, or pursued.

Section 6. Consultant’s Representations and Warranties. Consultant hereby represents and warrants that it possesses the skill, knowledge, and experience so as to be fully qualified, well-experienced, and properly skilled in the performance of the services required under this Agreement without direct supervision.

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Section 7. Intentionally Blank.

Section 8. Confidentiality and Assignment of Inventions.

(a) Obligations. During the term of this Agreement, and for five (5) years afterward, (i) Consultant must hold in strict confidence any Confidential Information (as defined below), (ii) Consultant must not disclose to any third party any Confidential Information unless it has first received approval to make such disclosure or such disclosure is required during the term of this Agreement in order to carry out Consultant’s day-to-day activities in fulfillment of its duties hereunder, and (iii) Consultant may not use Confidential Information for any use or purpose other than providing the services hereunder.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means technical data, trade secrets or know-how, such as research, product plans, products, services, customer lists, vendors and customers (including customers and prospective customers of Company on whom Consultant calls or with whom Consultant becomes acquainted during the term of this Agreement), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information may include items obtained by Company from a third party, but which it is required to keep secret. Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

(c) Former or Concurrent Employer Information. Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, client, or other person or entity. Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, client, or other person or entity unless consented to in writing by such employer, person or entity. Consultant acknowledges its understanding that Company has no interest whatsoever in any knowledge or information Consultant may possess that is proprietary to a concurrent or former employer or consulting client. Consultant acknowledges its full and complete understanding that it is Company’s policy to insist that Consultant not bring to Company or use in its work for Company any papers, notes or other information that is proprietary to a concurrent or former employer or consulting client. If Consultant has any such papers or other information in its possession, Company strongly suggests that such papers or other information be returned to such concurrent or former employer or consulting client. Company further suggests that Consultant, if it has any questions or doubts concerning matters that may be proprietary to a concurrent or former employer or consulting client, contact such concurrent or former employer or consulting client to discuss the matter. If questions remain with Consultant in this regard after engaging in such discussions, Company will afford Consultant an opportunity to meet with Company’s attorney for purposes of achieving a lawful and otherwise appropriate resolution with respect to such issues.

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(d) Assignment of Inventions. Consultant will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or eligible for registration under copyright or similar laws, which Consultant may solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of this Agreement (collectively referred to as “Inventions”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of Company, (ii) result from or are suggested by work performed by Consultant for Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of Company, will be the sole and exclusive property of Company, and Consultant shall, and does hereby assign all of its right, title and interest in such Inventions to Company, except as provided in Section 8(g). Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action of Company that would violate such Moral Rights in the absence of such ratification/consent. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

(e) Patent and Copyright Registrations. Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. Consultant hereby conveys to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant’s obligation to execute or cause to be executed, when it is within its power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company, as above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in behalf and stead of Consultant to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

(f) Maintenance of Records. Consultant will maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times.

(g) Inventions Made Prior to the First Date of the Term of this Agreement. Consultant provides below a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to the first date of the term of this Agreement (collectively referred to as “Pre-Company Inventions”), which belong to Consultant, which relate to Company’s proposed business, products or research and development, and which are not assigned to Company hereunder. If no such list is attached, then Consultant represents that there are no such Pre-Company Inventions. If during the term of this Agreement Consultant incorporates into a Company product, process, device, or machine a Pre-Company Invention owned by Consultant or in which Consultant has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Pre-Company Invention as part of or in connection with such product, process or machine.

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List of Pre-Company Inventions Subject to §8(g):

Title           Date            Identification No. or Brief Description

1.       ____________________________________________________________

Initals: _____________

(If more than one, see Attachment 8(g); if none, insert the word “None”)

(h) Exception to Future Assignments. Any provisions of this Agreement requiring the future assignment of Inventions to Company do not apply to any invention that (i) Consultant develops entirely on its own time; and (ii) Consultant develops without using Company equipment, supplies, facilities, or confidential or trade secret information; and (iii) does not result from any work performed by Consultant for Company; and (iv) does not relate at the time of conception or reduction to practice to Company’s business, or to its actual or demonstrably anticipated research or development. Any such invention will be owned entirely by Consultant, even if developed during the term of this Agreement. Consultant will immediately advise Company promptly in writing of any inventions that Consultant believes meet the criteria for exclusion set forth herein and are not otherwise disclosed herein.

(i) Return of Company Documents. Upon termination of this Agreement, Consultant will deliver to Company (and will not keep in its possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant pursuant to this Agreement or otherwise belonging to Company, its successors or assigns. Upon termination of this Agreement Consultant will sign and deliver the “Termination Certificate” attached hereto as Exhibit B.

9. Notification of New Principal, Employer, or Client. Consultant hereby grants consent to Company to notify any new principal, employer, or client of Consultant about Company’s rights and Consultant’s obligations arising under this Agreement.

10. No Solicitation of Employees; Non-Competition.

10.1  During the term of this Agreement, the following provisions apply:

(a) Consultant will not solicit the employment of any person who is then engaged by Company as an employee, consultant or advisor, or who was engaged by Company as an employee, consultant or advisor within the prior 12 month period, on behalf of Consultant or any other person(s) or entity(ies).

(b)  Consultant will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Company is now involved or becomes involved during the term of this Agreement, nor will Consultant engage in any other activities that conflict with its obligations to Company.

(c)  Consultant will not engage in any other activity, alone or in concert with any other(s), which serves to solicit, entice, or in any way divert any of the Company’s employees, customers, prospects, business opportunities, investors, or suppliers to do business with any business entity in competition with Company or that could otherwise impair or harm the interests of Company.

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10.2 During the twelve (12) months following the termination of this Agreement, regardless of the reason or circumstances related to such termination, the following provisions apply:

(a) Consultant will not solicit the employment of any person who is then engaged by Company as an employee, consultant or advisor, or who was engaged by Company as an employee, consultant or advisor within the prior 12 month period, on behalf of Consultant or any other person(s) or entity(ies).

(b)  Consultant will not engage in any employment, occupation, consulting or other business activity individually or with any third party with whom Company is engaged in a business relationship (whether as customer, subcontractor, supplier, investor, or otherwise). A list of such third parties to whom this subparagraph applies will be prepared by Company and delivered to Consultant promptly following termination of this Agreement.

11. Representations & Disclosure. Consultant represents and warrants that its performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the term of this Agreement. Consultant has not entered into, and will not enter into, any oral or written agreement in conflict herewith, including without limitation any employment with or engagement by any academic institution. Consultant will execute any proper oath or verify any proper document required to carry out the terms of this Agreement. In conjunction with the signing of this Agreement, Consultant will make full disclosure and provide to Company accurate and complete copies of any and all (i) presentations, (ii) documents, and (iii) communications, regardless of the medium thereof, which Consultant provides to Company customer(s), prospect(s), supplier(s) and/or investor(s) outside of the scope of its duties as a Company consultant.

12. Indemnity. Consultant will defend, indemnify and hold Company and its affiliates (and their respective employees, directors and representatives) harmless against any and all loss, liability, damage, claims, demands or suits and related costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of Consultant (its employees or independent contractors) or Consultant’s (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the results of Consultant’s services, Company’s use of such results or Consultant’s performance of the services hereunder.

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13. Limit of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER CONSULTANT NOR Company WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES. THE FOREGOING LIMITATION DOES NOT APPLY TO CONSULTANT’S OBLIGATIONS UNDER SECTIONS 3, 8, 10 OR 12.

14. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 14(b) below, any dispute or controversy arising out of or relating to this Agreement must be resolved by binding contractual arbitration to be held within the County of Los Angeles, State of California, in accordance with the Code of Civil Procedure of the State of California. The arbitrator may grant injunctions or other relief in any such dispute or controversy. The decision of the arbitrator shall be final, binding, and non-appealable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Company and Consultant shall each pay one-half of the costs and expenses of such arbitration. At the conclusion of such arbitration the prevailing party shall be entitled to recover from the other party the reasonable attorney fees (as determined by the arbitrator) and court costs incurred in said arbitration proceeding and in any ensuing enforcement and collection proceedings.

(b) Equitable Remedies. With respect to those sections of this Agreement which would be a proper subject of equitable relief under California law, Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision(s) of this Agreement. The parties mutually agree that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

15. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. Consultant hereby expressly consents to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the Central District of California for any lawsuit filed there against Consultant by Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between Company and Consultant relating to the subject matter herein and merges all prior discussions between the parties hereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Subsequent change(s) in duties and/or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

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(d) Successors and Assigns. Consultant may not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement; any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall limit Company’s right to assign, sell, transfer, delegate or otherwise dispose of any of its rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(e) Proof of Eligibility to Work in U.S. For purposes of U.S. federal immigration law, Consultant must provide to Company certain documents that confirm Consultant’s identity and prove your eligibility to engage in work activities in the United States, including the performance of the consulting activities contemplated by this Agreement. Such documents shall be provided by Consultant to Company within three business days after date of hire. Company reserves the right to terminate this Agreement if Consultant fails to provide the eligibility documents within said time period.

(f) Additional Company Rules and Regulations, Conflict of Interest Guidelines. As a Company consultant, Consultant will be required to abide by company rules and regulations in force from time-to-time. When so requested by Company, Consultant will be specifically required to sign an acknowledgment that he has read and understand company rules of conduct which may be issued in written or electronic form, or in a company handbook. In addition, Consultant agrees to abide by the Conflict of Interest Guidelines set forth in Exhibit A, attached hereto.

(g) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

Executed as of the Effective Date.

By:	/s/ Tim Young
Tim Young
President

CONSULTANT:

By:	/s/ E.R. Smith
GreenTech Development Corporation
E.R. Smith, Vice-President

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EXHIBIT A

HyperSolar, Inc.

Conflict of Interest Guidelines

It is the policy of HyperSolar, Inc. and its subsidiaries and affiliates (together, “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, consultants, and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

(1)  Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to Company is intended.

(2)  Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to Company.

(3)  Participating in civic or professional organizations that might involve divulging confidential information of Company.

(4)  Initiating or approving any form of personal or social harassment of employees.

(5)  Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Company.

(6)  Borrowing from or lending to employees, customers or suppliers.

(7)  Acquiring real estate or property of interest to Company without first receiving written approval from the President.

(8)  Improperly using or disclosing to Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(9)  Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees and/or consultants.

(10) Making any unlawful agreement with distributors with respect to prices.

(11) Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

(12) Engaging in any conduct which is not in the best interest of Company.

Each officer, employee, consultant, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in immediate termination.

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EXHIBIT B (only executed upon termination of agreement)

HyperSolar, Inc.

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to HyperSolar, Inc. its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of my Consulting Agreement with Company signed by me (the “Consulting Agreement”), including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by the Consulting Agreement.

I further agree that, in compliance with the Consulting Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Company.

I further agree that for twelve (12) months from this date, I shall not solicit the employment of any person who shall then be employed by Company (as an employee or consultant) or who shall have been employed by Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Consulting Agreement.

Date:

GreenTech Development Corporation

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ATTACHMENT 8(g)

Consultant’s Pre-Company Inventions:

Title	Date	Identification No. or Brief Description	Subject to §8(g), above

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